Exhibit 10.1

FORM OF COMPANY VOTING AGREEMENT

ANHEART THERAPEUTICS LTD.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 24, 2024, is made by and among ANHEART THERAPEUTICS LTD., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), NUVATION BIO INC., a Delaware corporation (“Parent”), and the undersigned holder (“Shareholder”) of shares of the Company.

A. The Company, Parent, Artemis Merger Sub I, Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“First Merger Sub”) and Artemis Merger Sub II, Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 24, 2024 (the “Merger Agreement”), providing for the merger of First Merger Sub with and into the Company, with the Company surviving such merger as a direct, wholly owned subsidiary of Parent (the “First Merger”) and, immediately thereafter, the merger of the Company with and into Second Merger Sub with Second Merger Sub surviving as a direct, wholly owned subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Merger”).

B. As of the date hereof, Shareholder is the registered holder and beneficially owns, and has sole or shared voting power with respect to, the number of Company Shares (as defined in the Merger Agreement) set forth opposite Shareholder’s name on Schedule 1 (all Company Shares owned by Shareholder, whether beneficially or of record, or with respect to which Shareholder otherwise has sole or shared voting power (including by proxy), and including the Company Shares set forth on Schedule 1, being referred to herein as the “Shares”).

C. Shareholder has completed the accredited investor questionnaire attached hereto as Exhibit A, and the information set forth therein is accurate and complete.

D. As an inducement and a condition to the willingness of Parent, First Merger Sub, Second Merger Sub and the Company to enter into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

E. All capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, First Merger Sub, Second Merger Sub and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, Shareholder, Parent and the Company agree as follows:

1)

Agreement to Vote Shares. Shareholder irrevocably and unconditionally agrees that, prior to the Expiration Date (as defined in Section 4 below), at any meeting of the shareholders of the Company or any adjournment or postponement thereof, or in connection with any written consent or resolution of the shareholders of the Company, with respect to the Company Shareholder Matters, Shareholder shall, or shall cause the holder of record of the Shares and any New Shares on any applicable record date to:

a)

be present at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 5 below) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum;

b)

vote (or cause to be voted), or deliver a written consent or resolution (or cause a written consent or resolution to be delivered) covering all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of the Company Shareholder Matters and any matter that could reasonably be expected to facilitate the Company Shareholder Matters; and (ii) to approve any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval of the Company Shareholder Matters on the date on which such meeting is held. Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing;

c)

without limiting the foregoing, to the extent Shareholder holds Company Preferred Shares as of the date of this Agreement, approve (or cause to be approved), by vote or written consent, all approvals and consents required to be given by the holders of Company Preferred Shares pursuant to the Company Charter in order for the Company to approve and consummate the Contemplated Transactions, including for the avoidance of any doubt, approval of the Merger and the First Plan of Merger pursuant to article 43.1 of the Company Charter; and

d)

not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Shares or New Shares owned by Shareholder or its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares or New Shares (other than this Agreement), unless specifically requested to do so by Parent and the Company in connection with the Merger Agreement, the Ancillary Agreements contemplated thereby and any of the Contemplated Transactions.

2)

Partial Waiver of Liquidation Preference. Shareholder acknowledges that the consummation of the transactions under the Merger Agreement, including the Mergers, may constitute a “Deemed Liquidation Event” (as that term is defined in the Company Charter). Shareholder agrees to irrevocably partially waive, and agrees to cause to be partially waived on behalf of all holders of Preferred Shares, the rights of all holders of the Preferred Shares under article 6.2(a) of the Company Charter that arise due to the Merger being classified as a Deemed Liquidation Event, on the basis that the Preferred Shares will be paid out the consideration under the Merger Agreement (the “Merger Consideration”) as set out in the Final Consideration Spreadsheet which shall allocate the Merger Consideration as follows: (i) first, each holder of Series B Preferred Shares shall be entitled to receive (ratably among such holders in proportion to the full preferential amount that such holders are otherwise entitled to receive), in respect of each Series B Preferred Share held by such holder, a portion of the Merger Consideration equal to 70% of the Liquidation Amount such holder would have otherwise been entitled to receive in respect of such Series B Preferred Share (and the Shareholder hereby waives the right to receive 30% of the Liquidation Amount such holder would have otherwise been entitled to receive in respect of such Series B Preferred Share), (ii) second, each holder of Series A+ Preferred Shares and Series A-2 Preferred Shares shall be entitled to receive (ratably among such holders in proportion to the full preferential amount that such holders are otherwise entitled to receive), in respect of each Series A+ Preferred Share and Series A-2 Preferred Share held by such holder, a portion of the remaining Merger Consideration equal to 40% of the Liquidation Amount such holder would have otherwise been entitled to receive in respect of such Series A+ Preferred Share and Series A-2 Preferred Share (and the Shareholder hereby waives the right to receive 60% of the Liquidation Amount such holder would have otherwise been entitled to receive in respect of such Junior Preferred Share), (iii) third, each holder of Series A Preferred Shares shall be entitled to receive (ratably among such holders in proportion to the full preferential amount that such holders are otherwise entitled to receive), in respect of each Series A Preferred Share held by such holder, a portion of the remaining Merger Consideration equal to 40% of the Liquidation Amount such holder would have otherwise been entitled to receive in respect of such Series A Preferred Share (and the Shareholder hereby waives the right to receive 60% of the Liquidation Amount such holder would have otherwise been entitled to receive in respect of such Junior Preferred Share) and (iv) fourth, after the allocation of the Merger Consideration described in clauses (i), (ii) and (iii) above have been satisfied, the holders of all Shares shall be entitled to receive their pro rata portion of the remaining Merger Consideration, calculated on an as-converted basis. Shareholder acknowledges that the value of the Merger Consideration will be determined in accordance with Section 6.2(c)(iii) of the Company Charter. Shareholder shall, or shall cause the holder of record of the Shares and any New Shares that Shareholder shall be entitled to so vote on any applicable record date to, vote (or cause to be voted), all of the Shares and any New Shares, in favor of the Special Resolution (which Special Resolution shall include the Requisite Holders) (as such terms are defined in the Company Charter), pursuant to article 6.7 of the Company Charter, giving effect to the partial waiver of Preferential Payments to Holders of Preferred Shares as set out in this Section 2.

3)

Binding Effect of Merger Agreement. Shareholder hereby represents that it has read the Merger Agreement (including the First Plan of Merger) and this Agreement, has had the opportunity to consult with its tax and legal advisors and fully understands all of the provisions of the Merger Agreement and this Agreement, including that the consummation of the Merger is subject to the conditions set forth therein, and so there can be no assurance that the Merger will be consummated.

4)

Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) the termination of the Merger Agreement or (c) such date and time as mutually agreed to in writing among the Company, Parent and Shareholder to terminate this Agreement.

5)

Additional Purchases. Shareholder agrees that any shares or other equity securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any options to purchase Shares (“Company Options”) or otherwise, including, without limitation, by gift, succession, in the event of a share split or share subdivision or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

6)

Grant of Power of Attorney and Proxy. Shareholder, with respect to all of the Shares or New Shares, hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as Shareholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution, for and in Shareholder’s name, to represent and vote, or cause to be voted (including by proxy or written consent or resolution, if applicable) any Shares owned or New Shares acquired (whether beneficially or of record) by Shareholder in the manner provided in this Agreement. The proxy and attorney-in-fact granted by Shareholder pursuant to this Section 6 are irrevocable and are granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Shareholder hereby affirms that such irrevocable proxy and attorney-in-fact is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with its terms, is intended to be irrevocable. Shareholder agrees, until the Expiration Date, to vote its Shares or New Shares in accordance with Section 1 and Section 2 above. Each Shareholder hereby revokes any and all previous proxies or powers of attorney with respect to the Shares.

7)

Share Transfers. From and after the date hereof until the Expiration Date, Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including by the creation of any Liens (as defined in Section 9(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, Shareholder may make (1), if Shareholder is a natural person, transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of Shareholder or to an Affiliated corporation, trust or other Entity under common control with Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that, in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (3) transfers to another holder of Shares that has signed a voting agreement in substantially the form hereof and (4) transfers, sales or other dispositions as Parent may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by Section 7(1) through Section 7(4), sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), then the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions and rights under this Agreement, which shall continue in full force and effect, and the transferee shall agree in writing to be bound by the terms and conditions of this Agreement and either the Shareholder or the transferee shall provide Parent with a copy of such agreement promptly upon consummation of any such transfer.

8)

Waiver and Release. Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Merger and any other transactions contemplated by the Merger Agreement that such Shareholder or any other person may have by virtue of, or with respect to, any of the Shares or New Shares. Effective upon the First Effective Time, Shareholder hereby irrevocably and unconditionally releases and forever discharges, Parent, the Company, and each of their respective past, present, and future Subsidiaries, successors and assigns and any of their respective officers, directors, managers, equityholders, employees, agents, counsel, consultants, advisors or other representative authorized to represent or act on behalf of such Person (the “Released Parties”), from any and all claims, charges, complaints, causes of action, damages, Contracts and liabilities of any kind or nature whatsoever (“Released Claims”), whether known or unknown, absolute or contingent, matured or unmatured and whether at law or in equity, arising from conduct occurring at or prior to the First Effective Time, including any Released Claims relating to or arising out of such Shareholder’s ownership of Shares or New Shares. Notwithstanding the foregoing, nothing contained in this Section 8 shall operate to release any obligations of the Released Parties with respect to, or obligate any Shareholder to refrain from making, claims or commencing any proceedings: (i) arising under, or in connection with, this Agreement or Section 5.6 of the Merger Agreement; (ii) with respect to any matters related to such Shareholder’s service as an officer or director of the Company or any of its Subsidiaries or (iii) under the insurance policies contemplated by Section 5.6 of the Merger Agreement.

9)	Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and the Company as follows:

a)

if Shareholder is an Entity: (i) Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Shareholder have been duly authorized by all necessary action on the part of Shareholder and no other proceedings on the part of Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby;

b)

if Shareholder is an individual, Shareholder has the legal capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

c)

this Agreement has been duly executed and delivered by or on behalf of Shareholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

d)

Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and has properly completed and duly signed the Accredited Investor Questionnaire attached hereto as Exhibit A;

e)

Shareholder beneficially owns the number of Shares indicated opposite Shareholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

f)

the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the compliance by Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New

Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any Law, statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Shareholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Shareholder of Shareholder’s obligations under this Agreement in any material respect;

g)

the execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or regulatory authority by Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Shareholder of Shareholder’s or its obligations under this Agreement in any material respect;

h)

no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Shareholder; and

i)

as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Shareholder, threatened against Shareholder that would reasonably be expected to prevent or delay the performance by Shareholder of Shareholder’s obligations under this Agreement in any material respect.

10)

Confidentiality. Except to the extent required by applicable Law, Shareholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided that, Shareholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided such representatives are subject to confidentiality obligations at least as restrictive as those contained herein), and (b) to any Affiliate, partner, member, Shareholder, parent or subsidiary of Shareholder, provided in each case that Shareholder informs the Person receiving the information that such information is confidential and such Person agrees to abide by the terms of this Section 10. Neither Shareholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable.

11)

Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

12)

Directors and Officers. This Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company or holder of Company Options and not in Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict Shareholder in the exercise of Shareholder’s fiduciary duties as a director and/or officer of the Company or in Shareholder’s capacity as trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of Shareholder form taking any action in Shareholder’s capacity as a director, officer, or trustee or fiduciary.

13)

No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of and relating to the Shares or New Shares shall remain vested in and belong to Shareholder, and the Company does not have authority to exercise any power or authority to direct Shareholder in the voting of any of the Shares or New Shares, except as otherwise provided herein.

14)

Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve any party from liability for any Fraud or for any willful and material breach of this Agreement prior to termination hereof.

15)

Further Assurances. Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

16)

Disclosure. Shareholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages the Company, Parent, this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Parent and the Company, provided that, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.

17)

Notice. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth on Schedule 1 attached hereto (or at such other address or electronic address for a party as shall be specified by like notice).

18)

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

19)

Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20)

No Waivers. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

21)

Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware. Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

22)

No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Company Charter, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

23)

Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

24)

Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of Shareholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and Shareholder.

25)

Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

26)

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

27)	Construction.

a)

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b)

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c)

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d)	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

e)

The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED and delivered as a Deed as of the date first above written.

[SHAREHOLDER]

Signature: ________________________

EXECUTED as of the date first above written.

NUVATION BIO INC.

By:
Name:
Title:

ANHEART THERAPEUTICS LTD.

By:
Name:
Title: